Exhibit 8.1
howell c. mette robert moore charles b. zwally peter j. ressler james a. ulsh jeffrey a. ernico mary alice busby	kathryn l. simpson andrew h. dowling thomas f. smida michael l. mixell john f. yaninek* timothy a. hoy
METTE, EVANS & WOODSIDE
A PROFESSIONAL CORPORATION
Attorneys at law

1105 BERKSHIRE BOULEVARD
SUITE 320
WYOMISSING, PA 19610

IRS NO.
23-1985005

TELEPHONE               FACSIMILE
(610) 374-1135              (610) 371-9510
______
http://www.mette.com

		mark d. hipp kathleen doyle yaninek randall g. hurst* ronald l. finck melanie l. vanderau sarah l. rubright	james w. evans 1926 - 2008 _____ of counsel alan s. readinger _____ * maryland bar
February 3, 2009

Board of Directors
Pennsylvania Commerce Bancorp, Inc.
3801 Paxton Street
Harrisburg, PA 17111

Re: Merger of Republic First Bancorp, Inc. into Pennsylvania Commerce Bancorp, Inc.

Gentlemen:

Pursuant to the Agreement and Plan of Merger dated as of November 7, 2008 (the “Merger Agreement”) between Pennsylvania Commerce Bancorp, Inc., a Pennsylvania corporation (“Parent”), and Republic First Bancorp, Inc., a Pennsylvania corporation (the “Company”), the Company is to merge with and into Parent with Parent surviving (the “Merger”). Capitalized terms not otherwise defined in this opinion have the meanings assigned to such terms in the Merger Agreement.

We have acted as special counsel to Parent in connection with the proposed Merger and in that connection, pursuant to the requirements of Item 601(b)(8) of Regulation S-K, we are providing you our opinion regarding certain federal income tax consequences of the Merger.

 In connection with the opinion set forth below, we have examined the joint proxy statement/prospectus (the “Proxy Statement/Prospectus”) forming a part of Parent’s Registration Statement filed on Form S-4 on December 17, 2008 (the “Registration Statement”) and the description of certain federal income tax consequences of the Merger contained in the Proxy Statement/Prospectus under the caption “The Merger - Material Federal Income Tax Consequences” (the “Tax Summary”).

In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in the following documents (the “Documents”):

(1)   The Merger Agreement;

(2)   The Registration Statement and the Proxy Statement/Prospectus included in the Registration Statement;

(3)   The representations made to us by Parent in its letter to us dated February 3, 2009

(4)   The representations made to us by the Company in its letter to us dated February 3, 2009; and

(5)   Certain other documents that we have deemed necessary or appropriate to examine in order to issue the opinion set forth below.

Board of Directors
Pennsylvania Commerce
February 3, 2009

We express no opinion as to tax matters that may arise if the facts are not as set forth in the Documents. In addition, we have assumed that each of the Documents: (a) has been duly authorized, executed, and delivered; (b) is authentic, if an original, or accurate, if a copy; and (c) has not been amended after execution thereof subsequent to our review. We have also assumed that the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus forming a part of the Registration Statement.

As described in the Tax Summary, the consummation of the Merger is conditioned upon the delivery of opinions from Parent’s and the Company’s respective special counsel (the “Tax Opinions”).  We are not aware of any reason why the Tax Opinions could not be delivered and we assume, for purposes of this opinion, that the Tax Opinions will be delivered and that such Tax Opinions will be supported by customary representations of the parties effective as of the Effective Date of the Merger.

Our opinion is also based on the current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, pertinent judicial authorities, rulings, procedures and other pronouncements published by the United States Internal Revenue Service and such other authorities as we have deemed relevant, in each case as in effect on the date hereof. Such laws, regulations, rulings and pronouncements, and judicial and administrative interpretations thereof, are subject to change at any time and, in some circumstances, with retroactive effect, and any such change may adversely affect the continuing validity of the opinion set forth below.

Based solely on the foregoing, we are of the opinion that the Tax Summary, although general in nature and subject to the limitations, qualifications and assumptions described therein, is, in all material respects, a fair and accurate summary of the principal United States federal income tax consequences of the Merger under present law.

The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality, or foreign country.

This opinion is rendered as of the date hereof and we undertake no obligation to update, supplement, modify or revise the opinion expressed herein after the date of this letter to reflect any facts or circumstances which may hereafter come to our attention or which may result from any changes in laws or regulations which may hereafter occur.

This opinion is rendered solely to the addressee hereof and is not intended to be relied upon, nor may it be relied upon, used, quoted, circulated or otherwise referred to by any person, firm or entity other than such addressee without our prior written consent.

Notwithstanding the preceding paragraph, we hereby consent to the use of our name in the Proxy Statement/Prospectus forming a part of the Registration Statement under the captions “The Merger - Material Federal Income Tax Consequences” and “Legal Matters.” We also consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

METTE, EVANS & WOODSIDE

Harrisburg Office | 3401 North Front Street, P.O. Box 5950 | Harrisburg, PA 17110-0950 | Telephone (717) 232-5000 | Facsimile (717) 236-1816